Exhibit 99.1

Fantex, Inc. Enters Into Brand Contract With Mohamed Sanu

Fantex, Inc. agrees to acquire a 10% interest in the brand income of Mohamed Sanu for $1.56 million

SAN FRANCISCO, Calif., May 19, 2014 — Fantex, Inc. announced today that it has entered into a brand contract with Mohamed Sanu. Under the terms of the contract, Fantex, Inc. would acquire for $1.56 million a 10% interest in the brand income of Mohamed Sanu, as defined in the brand contract, contingent upon Fantex, Inc. obtaining financing necessary to pay the purchase price.

This press release shall not constitute an offer to sell any securities.

Contacts

Finn Partners for Fantex, Inc.

Howard Solomon, (415) 272-0767

Howard.solomon@finnpartners.com

or

Aaron Bensoua, (310) 418-4389

aaron@finnpartners.com